February 19, 2014
HOLLYFRONTIER CORPORATION ANNOUNCES SPECIAL AND REGULAR CASH DIVIDENDS

DALLAS, TX -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors declared a special cash dividend in the amount of $0.50 per share, payable on March 17, 2014 to holders of record of common stock on March 5, 2014.
The Board of Directors also approved a regular quarterly dividend of $0.30 per share. This dividend will be paid on March 28, 2014 to holders of record of common stock on March 14, 2014.
Mike Jennings, CEO and President of HollyFrontier, commented “Our Board of Directors continues their commitment to return cash to shareholders through both regular and special dividends. Today’s announcement represents our twelfth special dividend paid since our merger. Including today’s announced dividends, the company has returned over $2 billion to shareholders since the HollyFrontier merger and our last twelve month cash dividend yield stands at 7.0% relative to yesterday’s closing price of $45.89.”
HollyFrontier plans to announce results for its fourth quarter of 2013 on February 25, 2014, before the opening of trading on the NYSE. The company has scheduled a webcast conference on February 25, 2014 at 8:30 am Eastern time to discuss financial results.

The webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1028412.

About HollyFrontier Corporation:

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also currently owns a 39% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.

Information about the Company may be found on its website at www.hollyfrontier.com. .
FOR FURTHER INFORMATION, Contact:

Julia Heidenreich, Vice President, Investor Relations
Blake Barfield,    Investor Relations
HollyFrontier Corporation
214/954-6510